Exhibit 12(a)(1)

SPDR® Series Trust

SPDR® Index Shares Funds

SSGA Master Trust

SSGA Active Trust

(each, a “Trust,” and, collectively the “Trusts”)

CODE OF CONDUCT FOR PRINCIPAL EXECUTIVE AND

PRINCIPAL FINANCIAL OFFICERS

I.	Covered Officers/Purpose of the Code

This Code of Conduct (the “Code”) shall apply to each Trust’s Principal Executive Officer, Principal Financial Officer, Controller, Principal Accounting Officer and persons performing similar functions (the “Covered Officers,” each of whom is named in Exhibit A attached hereto) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that each Trust files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Trust;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, a Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with a Trust. Covered Officers must avoid conduct that conflicts, or appears to conflict, with their duties to a Trust. All Covered Officers should conduct themselves such that a reasonable observer would have no grounds for belief that a conflict of interest exists. Covered Officers are not permitted to self-deal or otherwise use their positions with a Trust to further their own or any other related person’s business opportunities.

This Code does not, and is not intended to, repeat or replace the compliance programs and procedures or codes of ethics of each Trust or each Trust’s investment adviser (the “Adviser”)1 or distributor.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between a Trust and its service providers, including Adviser, of which the Covered Officers may be officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Trust, the Adviser, or other service providers), be involved in establishing policies and implementing decisions that will have different effects on the service providers and the Trusts. The participation of the Covered Officers in such activities is inherent in the contractual relationship between a Trust and its service providers and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act of 1940, as amended (“Investment Company Act”) and the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”), such activities will be deemed to have been handled ethically. In addition, it is recognized by each Trust’s Board of Trustees (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Trust.

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Each Covered Officer must not:

•	use his or her personal influence or personal relationship improperly to influence investment decisions or financial reporting by a Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•	cause a Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust;

•	retaliate against any other Covered Officer or any employee of a Trust or its affiliated persons for reports of potential violations by the Trust of applicable rules and regulations that are made in good faith; or

•	use material non-public knowledge of portfolio transactions made or contemplated for the series of a Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

[1]	Any reference to Adviser with respect to a Trust may include reference to any investment sub-adviser for a series of the Trust.

Each Covered Officer must discuss certain material conflict of interest situations with a Trust’s Audit Committee. Examples of such situations include:

•	service as a director, trustee, general partner, or officer of any unaffiliated business organization. This rule does not apply to charitable, civic, religious, public, political, or social organizations, the activities of which do not conflict with the interests of a Trust;

•	the receipt of any non-nominal gifts (valued greater than $250.00);

•	the receipt of any entertainment from any company with which a Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of a Trust’s service providers, other than its Adviser, principal underwriter, administrator, sub-administrator, transfer agent, custodian or any affiliated person thereof; and

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Conduct

•	Each Covered Officer will monitor the compliance of each Trust and the Trust’s service providers with federal or state statutes, regulations or administrative procedures that affect the operation of the Trust.

•	Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about a Trust to others, whether within or outside the Trust, including to the Trust’s Board, the Trust’s Audit Committee, the Trust’s independent auditors, governmental regulators, self-regulators and self-regulatory organizations.

•	Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of a Trust and its service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust.

•	Each Covered Officer will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that encourage professional integrity in all aspects of each Trust’s operations.

IV.	Compliance with Applicable Laws and Regulations

•	Each Trust’s Audit Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation, including providing any approvals or waivers sought by the Covered Persons.

•	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

•	In the event of any question of interpretation of the requirements under this Code, Covered Officers shall consult with the Audit Committee in order to assure compliance with the Code.

V.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), sign and return a report in the form of Exhibit B to each Trust’s compliance officer affirming that he or she has received, read, and understands the Code;

•	annually sign and return a report in the form of Exhibit C to each Trust’s compliance officer as an affirmation that he or she has complied with the requirements of the Code; and

•	notify a Trust’s Audit Committee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Audit Committee will follow these procedures in investigating and enforcing this Code:

•	The Audit Committee will take all appropriate actions to investigate any potential violations reported to the Committee.

•	If, after such investigation, the Audit Committee believes that no violation has occurred, the Audit Committee is not required to take any further action.

•	Any matter that the Audit Committee believes is a violation of this Code will be reported to the full Board.

•	If the Board concurs that a violation has occurred, it will notify the appropriate personnel of the applicable service provider and may dismiss the Covered Officer as an officer of the Trusts.

•	The Audit Committee will be responsible for granting waivers of provisions of this Code, as appropriate.

•	Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by each Trust’s for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of each Trust, each Trust’s Adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trusts’ Adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act and the Adviser’s more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VII.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of Independent Trustees.

VIII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Trusts’ Board or Audit Committee.

IX.	Internal Use

The Code is intended solely for the internal use by each Trust and does not constitute an admission, by or on behalf of a Trust, as to any fact, circumstance, or legal conclusion.

Adopted (SPDR® Series Trust): August 18, 2003

Adopted (SPDR® Index Shares Funds): July 1, 2004

Updated: August 1, 2007

Amended: November 18, 2010

Adopted (SSGA Master Trust/SSGA Active Trust)/Amended: May 25, 2011

Updated: November 17, 2015

EXHIBIT A

Persons Covered by this Code of Conduct:

Title	Name
President, Chief Executive Officer and Principal Executive Officer	Ellen M. Needham

Treasurer, Chief Financial Officer and Principal Financial Officer	Bruce Rosenberg

EXHIBIT B

INITIAL CERTIFICATION FORM

This is to certify that I have read and understand the Code of Conduct for Principal Executive and Principal Financial Officers of SPDR® Series Trust, SPDR® Index Shares Funds, SSGA Master Trust and SSGA Active Trust and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

Please sign your name here:

Please print your name here:

Please date here:

EXHIBIT C

ANNUAL CERTIFICATION FORM

This is to certify that I have read and understand the Code of Conduct for Principal Executive and Senior Financial Officers of SPDR® Series Trust, SPDR® Index Shares Funds, SSGA Master Trust and SSGA Active Trust (the “Code”) and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

This is to further certify that I have complied with the policies and procedures set forth in each Code during my tenure as a Covered Officer, as defined in the Code.

Please sign your name here:

Please print your name here:

Please date here: